As filed with the Securities and Exchange Commission on December 16, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Avangrid, Inc.

(Exact name of registrant as specified in charter)

New York	14-1798693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Durham Hall, 52 Farm View Drive, New Gloucester, Maine	04260
(Address of principal executive offices)	(Zip Code)

UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan

UIL Holdings Corporation Deferred Compensation Plan

(Full Title of the Plan)

R. Scott Mahoney, Esq.

General Counsel

Durham Hall, 52 Farm View Drive, New Gloucester, Maine 04260

(207) 688-6363

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Juan Manuel de Remedios, Esq. John Vetterli, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200	Joel H. Trotter, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 Tel: (202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.01	1,400,000	N/A	$50,873,200	$5,123

(1)	This Registration Statement on Form S-8 covers the following (i) 773,527 shares of common stock available for issuance under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and (ii) 626,473 shares of common stock that may be issued pursuant to the UIL Holdings Corporation Deferred Compensation Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	In accordance with Rules 457(c) and 457(h) of the Securities Act, the maximum offering price per share has been estimated solely for the purpose of calculating the registration fee based on the product of (A)(i) $47.27, the average of the high and low prices per share of UIL Holding Corporation common stock as reported on the New York Stock Exchange on December 15, 2015, (ii) minus the $10.50 cash consideration per share to be paid by the Registrant upon the closing of the merger with UIL Holdings Corporation, (iii) minus the $0.432 per share dividend to be paid by the Registrant upon the closing of the merger with UIL Holdings Corporation and (B) 1,400,000 the maximum number of shares to be registered, totaling $50,873,200.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above.

EXPLANATORY NOTE

On February 25, 2015, Avangrid, Inc. (formerly Iberdrola USA, Inc. and referred to herein as the “Registrant”) and Green Merger Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”) entered into a merger agreement with UIL Holdings Corporation (“UIL”), pursuant to which UIL will merge with and into Merger Sub, with Merger Sub being the surviving corporation. For additional information, see the Registrant’s registration statement on Form S-4 filed with the SEC, as amended, which was declared effective on November 12, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(i)	the Registrant’s final prospectus filed on November 12, 2015 pursuant to Rule 424(b)(3) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-4 (File No. 333-205727); and

(ii)	the description of the Registrant’s Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37660) filed with the Commission on December 15, 2015.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law, or the NYBCL, provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722 of the NYBCL provides that a corporation may, except for shareholder derivative suits, indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL provides, in general, that any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL may be made only if indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.

In connection with the proposed merger described in the Form S-4 filed with the Commission, which was declared effective on November 12, 2015, the Registrant has approved the restated certificate of incorporation and the amended and restated bylaws to be effective upon the completion of the merger. The restated certificate of incorporation and the amended and restated bylaws provide that the Registrant will indemnify and hold harmless directors and officers to the fullest extent authorized by the NYBCL.

The Registrant intends to maintain upon completion of the merger policies insuring its officers and directors against certain liabilities and expenses, including liabilities under the Securities Act.

The Registrant also entered into indemnification agreements with certain of its directors and officers and anticipates that it will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by the NYBCL with respect to indemnification.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant, Avangrid, Inc., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Gloucester, State of Maine, on December 16, 2015.

AVANGRID, INC.

By:	/s/ James P. Torgerson
	Name:	James P. Torgerson
	Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 16, 2015 in the capacities indicated:

	Name	Title

By:	/s/ James P. Torgerson James P. Torgerson	Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Pablo Canales Abaitua Pablo Canales Abaitua	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Ignacio Sánchez Galán Ignacio Sánchez Galán	Chairman of the Board

By:	/s/ John E. Baldacci John E. Baldacci	Director

By:	/s/ Pedro Azagra Blázquez Pedro Azagra Blázquez	Director

By:	/s/ Alfredo Elías Ayub Alfredo Elías Ayub	Director

By:	/s/ Santiago Martinez Garrido Santiago Martinez Garrido	Director

By:	/s/ Juan Carlos Rebollo Liceaga Juan Carlos Rebollo Liceaga	Director

By:	/s/ José Sainz Armada José Sainz Armada	Director

By:	/s/ Alan D. Solomont Alan D. Solomont	Director

By:	/s/ Arnold L. Chase Arnold L. Chase	Director

By:	/s/ John L. Lahey John L. Lahey	Director

By:	/s/ Carol Lynn Folt Carol Lynn Folt	Director

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Latham & Watkins LLP counsel to the Registrant, as to the validity of the shares (including consent).

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm of UIL Holdings Corporation.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan as Amended and Restated May 14, 2013.

99.2	UIL Holdings Corporation Deferred Compensation Plan Grandfathered Benefits Provisions, dated August 4, 2008.

99.3	UIL Holdings Corporation Deferred Compensation Plan Non-Grandfathered Benefits Provisions, as amended and restated effective dated January 1, 2013.